Exhibit 99.1

NEWS RELEASE

ICF Announces Definitive Agreement to Acquire ITG

●	Significantly expands ICF’s IT modernization services to U.S. federal government clients
●	Adds best-in-class IT platform expertise and partnerships

Company Provides Preliminary Revenue Guidance for 2020

FAIRFAX, Va. January 12, 2020— ICF (NASDAQ:ICFI), a global consulting and technology services provider, announced that it has entered into a definitive agreement to acquire Incentive Technology Group, LLC (“ITG”), one of the leading and fastest growing providers of cloud-based platform services to the U.S. federal government. ITG had revenues of approximately $90 million in 2019 and ended the year with a revenue run-rate in excess of $100 million. The purchase price is $255 million, funded by ICF’s existing credit facility. The closing of this transaction, subject to regulatory approval and customary closing conditions, is expected to occur in the first quarter of this year and to be accretive on a non-GAAP EPS basis in 2020.

Commenting on the acquisition, John Wasson, ICF president and chief executive officer, said, “This transaction is aligned with our strategy to complement organic growth with acquisitions that strengthen ICF’s position in key growth areas. IT modernization and cloud together is estimated to be approximately a $21 billion federal market and one in which ICF already has gained traction through organic expansion. The 350+ people at ITG are driving transformational solutions through the adoption of next generation technologies for federal government agencies, many of which are long-standing clients of ICF, including the Department of Health and Human Services, the Department of State, the Department of Homeland Security, the General Services Administration and others. Thus, in addition to delivering on ITG’s substantial backlog and business development pipeline, we see significant revenue synergies by combining ICF’s domain expertise, robust business development platform and contract vehicles with ITG’s best-in-class qualifications, performance track record, deep technology partnerships and leading platform expertise.”

Founded in 2010, ITG is a unique IT consulting and modernization firm, primarily working with federal government agency clients. The company provides full lifecycle solutions using a broad range of technology platforms. Named ServiceNow’s 2019 “U.S. Federal Partner of the Year,” ITG is the second largest ServiceNow partner in the public sector and has the largest Appian federal practice in North America.

Commenting on its combination with ICF, JC Chidiac, ITG’s chief operating officer said, “Federal CIOs work closely with agency personnel to deliver technologies and services that achieve missions through platforms, communications, policy, cross-agency collaboration and more. As one team, ICF and ITG bring highly complementary capabilities and will be uniquely positioned to architect and implement technology platforms that drive the strategic transformation agencies need to meet their new mandates. Importantly, this is an excellent cultural fit for our collaborative, entrepreneurial organization, which was a key determinant in our decision to join together with ICF.”

ICF expects the net present value of the tax benefit of this transaction to be approximately $33 million. ITG’s EBITDA margin is in the mid-teens. Following the completion of this acquisition, the company’s leverage ratio is expected to be less than 2.7.

In light of this acquisition, ICF is providing preliminary revenue guidance for 2020. Based on current backlog and visibility, the company expects revenue to increase by approximately 10 percent from 2019 levels of approximately $1.48 billion. This expectation assumes the closing of the ITG acquisition by the end of January and organic growth in our federal and commercial markets, which more than offsets our expectation for lower revenues from the company’s FEMA-funded contract in Puerto Rico related to a recent insourcing initiative by the client. Preliminary 2020 revenue guidance does not include any additional contract wins or expansions in the disaster recovery arena, nor any material benefit from potential disaster recovery-related mitigation contract awards or energy efficiency contract wins in California. Both 2020 GAAP EPS and Non-GAAP EPS will reflect higher interest expense than was incurred in 2019, and the company expects that its 2020 effective tax rate will return to a more normalized rate and will be approximately 300 basis-points higher than what is expected for 2019. ICF will provide formal 2020 guidance when it issues its full year 2019 earnings release on February 27, 2020.

Advisors to ICF on the transaction include DLA Piper and PwC.

Conference Call Information

A conference call is scheduled for 4:45pm Eastern Time to discuss this transaction. A slide presentation for this conference call will be posted on the company’s website. To participate on the day of the call, dial 1-877-270-2148 or internationally 1-412-902-6510 approximately 10 minutes before the call and tell the operator you wish to join the ICF conference call. A live webcast of the conference call will be available in the Investor Relations section of the ICF website at http://investor.icf.com/.

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About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses, including the ITG business. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Investor information contact:
Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company information contact:
Lauren Dyke, ICF, lauren.dyke@icf.com, +1. 571.373.5577